

INAUGURAL SUSTAINABILITY REPORT

POWERING THE CLEAN ENERGY FUTURE



TABLE OF CONTENTS

MESSAGE FROM THE CEO

I am delighted to share our inaugural Sustainability Report, Powering the Clean Energy Future, which presents Uranium Energy Corp's environmental, social and governance programs and performance for the 2022 fiscal year and outlines our strategy and goals for the future.

Fiscal year 2022 ("FY22") was a truly transformative year for Uranium Energy Corp ("UEC" or the "Company"), which makes this an especially meaningful moment for us to share our environmental, social and governance ("ESG") story. As of the release of this report, we have invested over half a billion dollars in positioning our Company with the largest diversified uranium resource base in North America. We made three highly accretive acquisitions – the first two in FY22, with Uranium One Americas, Inc. ("U1A") and UEX Corporation ("UEX"), and subsequent to FY22, Rio Tinto's world-class Roughrider Project.

The U1A acquisition doubled our total number of permitted U.S. in-situ recovery ("ISR") projects, resources and processing infrastructure. The UEX acquisition is expected to double total resources in all categories in the world-class, politically stable and uranium resource-friendly jurisdiction of Canada, and has led us to become the largest diversified North American-focused uranium company. Further, with the acquisition of Rio Tinto's development-stage Roughrider Project, we have created an unrivaled, pure play uranium company.

Our two-pronged approach combines best in-class U.S. ISR production and a Canadian, high-grade conventional project pipeline. We see unprecedented growth taking place in nuclear energy and growing demand for uranium, driven by net-zero goals and global decarbonization initiatives. With this backdrop, UEC provides unhedged exposure for our shareholders and investors in geopolitically stable jurisdictions, positioning the Company as a long-term reliable supplier of uranium to western utilities.

With this same level of ambition that we have pursued growing our Company, we plan to do our part in tackling the challenges of climate change.

UEC's mission is to help power a clean energy future by becoming a leading supplier of low-cost, carbon-free uranium for the nuclear industry, from proven, politically stable and resource-friendly jurisdictions.

Sustainability and accountability have been central to the way we do business since the Company's founding 18 years ago. This inaugural report allows us to demonstrate our ongoing commitment to the environment, our people, our communities and our high standard for corporate governance, as well as to establish a baseline by which we will measure our future progress.

To that end, in 2022, we conducted an ESG materiality assessment focused on the full breadth of environmental, social and governance topics, began implementing our ESG program centered around our core ESG values, and developed the following list of priorities:

- Conduct business with the utmost integrity, acting as a responsible corporate citizen in every action we take.
- Minimize our environmental impact through upholding the highest standards for environmental protection and risk management.
- Foster a culture of health and safety and prioritize the wellbeing of our people and community at all times.

UEC's commitment to protecting the environment is inherent in what we do: adhere and improve on rigorous environmental standards to provide the clean fuel that powers a crucial source of emission-free electricity. ***UEC is enabling the green energy transition.***

With the climate crisis upon us, the need for global decarbonization has created a new understanding and appreciation for emissions-free nuclear power. The need for safe, reliable and economic energy sources makes nuclear-fueled electricity generation an integral component of the green energy transition.

Our decarbonization mission doesn't stop with our core product. We are also committed to decarbonizing our operations. Long-term, we aim to reach net-zero emissions for our U.S. ISR sites. In FY22, we measured our greenhouse gas ("GHG") emissions in Texas, our flagship asset, and are expanding this effort to all operational sites this year. From this, we will develop a decarbonization roadmap for our Scope 1 and 2 emissions for our Texas operations, evaluate new carbon emissions reduction technologies for all UEC production facilities, and prepare to align with SEC climate disclosure requirements.

I am proud to say that our use of ISR has allowed us to minimize land disturbance and the overall water consumption required in our operations, including recycling approximately 95 percent of the groundwater used in the ISR process. We have done this while maintaining zero employee health and safety or environmental incidents this year.

In closing, I'd like to thank our Board for their oversight, guidance and confidence in our vision. I would also like to thank our employees, who are some of the most skilled, knowledgeable and experienced people in the industry. Finally, thank you to our shareholders, who believe in the positive change we are ambitiously trying to make within the energy transition sector. It is an exciting time for all of us at UEC, and we look forward to working with all of our stakeholders toward a better, cleaner future.

Yours sincerely,

Amir Adnani, President and CEO



FY22 HIGHLIGHTS

Corporate

- Strengthened our already robust balance sheet to include approximately $174 million in cash and liquid assets.
- Became debt free through repaying the remaining $10 million balance of our secured credit facility.
- Completed the acquisition of U1A, creating the largest pure-play uranium mining company in the U.S.
- Expanded our Physical Uranium Program purchases to 5.5 million pounds of U.S. warehoused uranium.
- Generated revenue of $22.95 million from spot market sales of 500,000 pounds of uranium.
- Completed 105 monitor wells at our Burke Hollow Project's initial Production Area, one of the newest and largest ISR wellfields being developed in the U.S.
- Completed and filed Technical Report Summaries indicating the largest S-K 1300 uranium resources reported in the U.S. this past year.

Governance

- Hired Vice President ("VP") of ESG & Sustainability and held the inaugural meeting of our Sustainability Committee of the Board.
- Conducted an ESG materiality assessment and began implementing a full ESG program for all Company operations.
- Approved the Company's official Anti-Corruption Policy (all corporate policies can be found here).

Social

- Obtained an industry-leading safety record.
- To date, contributed $40,153 towards scholarships supporting students to enter into uranium mining and related studies.

Environmental

- Quantified our Scope 1 and 2 emissions for our Palangana ISR project and Hobson processing facility located in Texas.
- Purchased offsets to achieve carbon neutrality for our Hobson Processing Plant through investment in a local wind farm project.
- Approved our Environmental, Health & Safety Policy and established internal policies and procedures for Waste Management and Recycling and GHG Emissions Management.
- In the final regulatory stages of returning 68 acres of wellfield land to its owner through our land reclamation program.

About This Report

We are pleased to present UEC's inaugural Sustainability Report, which aims to enhance transparency by communicating our ESG policies, priorities and performance to our network of stakeholders. The report shares the Company's ESG activities and performance for the fiscal year ending July 31, 2022, our goals and priorities for the fiscal year 2023 and beyond, and our values and commitment to adhering to ESG best practices. The report includes disclosures containing relevant, industry-specific information and data aligned with globally recognized standards, including the Global Reporting Initiative ("GRI") and the Sustainability Accounting Standards Board ("SASB"), which can be found on pages 26 and 32, respectively. The accuracy and transparency of this report is important to our Company. Report content and performance indicators have been reviewed by senior management and relevant technical authorities within UEC, and we believe this report is an accurate representation of our performance. The terms UEC, our, we, us, the Company, and the Organization refer to Uranium Energy Corp and its wholly owned subsidiaries. All currencies are in USD unless otherwise stated.

For questions about this report, please contact Katherine Arblaster, VP, ESG & Sustainability, at karblaster@uraniumenergy.com.

FORWARD-LOOKING INFORMATION

Statements contained in this report that are not historical facts are forward-looking statements, including those concerning our beliefs, forecasts and estimates. Forward-looking statements involve risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements in this report are included under the headings: "Our ESG Ambition" related to ESG targets; "Our ESG Goals" related to long-term goals and goals for FY23; "UEC is Powering the Clean Energy Future" related to projections and emissions; and "Environment" related to future projections related to GHG emissions, ISR and water usage.

Factors that could cause such differences include: risks inherent in exploration activities, volatility and sensitivity to market prices for uranium, volatility and sensitivity to capital market fluctuations, the impact of exploration competition, the ability to raise funds through private or public equity financings, imprecision in resource and reserve estimates, environmental and safety risks including increased regulatory burdens, unexpected geological or hydrological conditions, a possible deterioration in political support for nuclear energy, changes in government regulations and policies, including trade laws and policies, demand for nuclear power, failure to obtain necessary permits and approvals from government authorities, weather and other natural phenomena, and other exploration, development, operating, financial market and regulatory risks. Although UEC believes that the assumptions inherent in the forward-looking statements are reasonable, undue reliance should not be placed on these statements, which only apply as of the date of this report.

Where this report includes information from third parties, we believe that such information (including information from industry and general publications and surveys) is generally reliable. However, we have not independently verified any such third-party information and cannot assure you of its accuracy or completeness.

GRI 2-2, 2-3

ABOUT UEC

UEC is one of the world's fastest growing suppliers of uranium, the fuel that will power the low carbon economy. UEC is one of the largest, diversified North American-focused uranium companies, advancing the next generation of low-cost, environmentally friendly ISR uranium projects in the U.S. and high-grade conventional projects in Canada. The Company has two production-ready ISR hub-and-spoke platforms in South Texas and Wyoming, anchored by fully licensed and operational central processing plants. UEC also has seven U.S. ISR uranium projects with all their major permits in place. Additionally, the Company has diversified uranium holdings including:

(1) one of the largest physical uranium portfolios of U.S. warehoused U_3O_8;
(2) a major equity stake in Uranium Royalty Corp., the only royalty company in the sector; and
(3) a pipeline of resource stage uranium projects.

The Company's operations are managed by professionals with decades of hands-on experience in the key facets of uranium exploration, development and mining. Information about our leadership and technical teams can be found on our website. Across all of our operations, UEC currently employs more than 60 people.

UEC's principal executive office is located at 500 North Shoreline Boulevard, Suite 800N, Corpus Christi, Texas, 78401, with other offices in Wyoming, Vancouver and Saskatoon.


NUNAVUT
Kiggavik*
SASKATCHEWAN
Satellite office
Diabase
Christie Lake*
Horseshoe-Raven*
Roughrider*
Shea Creek*
BRITISH COLUMBIA
Satellite office
WYOMING
Satellite office
Reno Creek
Willow Creek
Moore Ranch
Ludeman
NEW MEXICO
Dalton Pass
C de Baca
ARIZONA
Anderson
Los Cuatros
Workman Creek
TEXAS
Corpus Christi (Head Office)
Hobson
Goliad
Longhorn
Salvo
Burke Hollow
Palangana
PARAGUAY
Alto Paraná
Oviedo
Yuty
PROJECT
PRINCIPAL OFFICE
* Projects acquired in FY23



UEC's Hobson processing facility in Texas



UEC's Christensen Ranch (Willow Creek), in Wyoming

GRI 2-1, 2-4 SASB EM-MM-510a.2

UEC IS POWERING THE CLEAN ENERGY FUTURE

As worldwide demand for electricity skyrockets and the global community calls on governments and industries to address the climate crisis, there is growing recognition that nuclear power has a crucial role to play in global decarbonization.

The International Energy Agency projected that electricity generation would need to double by 2050. Meeting this demand for reliable, affordable electricity while at the same time slashing global GHG emissions to fight climate change will require an "all of the above" approach – a combination of intermittent renewable energy sources, such as wind and solar, and continuous zero-carbon sources, such as nuclear energy.

Today, nuclear energy provides 10 percent of the world's electricity through 437 operable reactors across the globe, according to World Nuclear Association ("WNA") data. More than 60 of these reactors have been added in the last nine years, with another 59 new reactors under construction, nearly 90 more planned or on order, and 340 proposed.

A Proven Solution

In the U.S., nuclear energy provided 20 percent of all electricity used in 2021, amounting to nearly 55 percent of the country's carbon-free electricity – more than any other source.

In 2021, the U.S. avoided emissions equivalent to 476.5 million MT of carbon through the use of nuclear power. This would be equal to removing 102 million gasoline-powered vehicles from the road for one year, according to the Nuclear Energy Institute.

Moreover, nuclear energy has proven to be one of the safest forms of energy. With the lowest rate of energy accident fatalities per unit of generated electricity across Organisation for Economic Co-operation and Development ("OECD") countries, ***nuclear energy results in 99.9 percent fewer deaths than brown coal, 99.8 percent fewer than coal, 99.7 percent fewer than oil and 97.6 percent fewer than gas.*** (Source: NEI)

This track record as a safe, carbon-free power source led the European Union in 2021 to consider nuclear as an "ESG investment" as it pertains to its role in the energy transition, when used to replace dirtier fossil fuels such as oil and coal. (Source: Nuclear Energy Institute)

Value Chain


OTHER SOURCES OF ELECTRIC POWER

IN-SITU RECOVERY

Uranium ore is extracted from the ground. UEC uses the cost-effective and environmentally friendly in-situ recovery method, which pumps on-site groundwater, fortified with gaseous oxygen, carbon dioxide and sodium bicarbonate, into the sandstone that contains the uranium through a pattern of injection wells. This solution dissolves the uranium, separating the uranium from the sandstone. The uranium-filled water is surfaced through production wells. Using our ion exchange system and uranium-specific ion exchange resins, we separate the uranium from the water. We then transport the uranium-laden ion exchange resin to the Central Processing Plant where the uranium is stripped from the resin and concentrated into yellowcake. See more on our ISR process on page 17.

CONVERSION

The drums of yellowcake are transported by a third party to a refinery, where the U_3O_8 (yellowcake) is converted to a uranium hexafluoride (UF_6) solid or gas.

ENRICHMENT

The utility that purchases our refined uranium transports the UF_6 to an enrichment plant. There the Uranium-235 isotope (U-235) of the UF_6 is enriched to 4 percent to 5 percent. New small modular reactors ("SMRs") require fuel enriched to 19 percent to 20 percent U-235.

FUEL FABRICATION

Once the uranium has been enriched, it is transported to another facility for fabrication into solid fuel pellets – small cylindrical metallic pellets about the size of a Tic Tac – which are stacked together into sealed metal tubes called fuel rods. These rods are bundled together to form a fuel assembly for the reactors.

REACTORS

Nuclear reactors, which use the enriched uranium for fuel, are the heart of a nuclear power plant. They contain and control nuclear chain reactions that produce heat through a physical process called fission. That heat is used to make steam that spins a turbine to create carbon-free electricity.

DISTRIBUTION

That electricity is distributed along power lines to the end users.

ELECTRICAL USERS

End users receive safe, reliable, clean energy to power their homes, businesses and industrial plants.



Greg Kroll, Hobson Superintendent at UEC's Hobson processing facility, Texas

OUR ESG STRATEGY

At UEC, we recognize sustainability is key to long-term success. We take pride in our commitment to ESG and our desire to be a sustainability leader in our industry. We aim to set ambitious, measurable ESG goals that serve as an example for uranium suppliers globally, and to lead the industry towards a clean energy transition. With this inaugural Sustainability Report, we provide an outline of our initial performance and vision for sustainability, recognizing that our capabilities will continue to mature over the coming years. Read about Our ESG Goals on page 9.

Our ESG Values

- **Conduct business with the utmost integrity**, acting as a responsible corporate citizen in every action we take.
- **Minimize our environmental impact** through upholding the highest standards for environmental protection and risk management.
- **Foster a culture of health and safety** and prioritize the wellbeing of our people and community at all times.

OUR MATERIAL ESG TOPICS

In 2022, UEC management undertook a materiality assessment to more clearly understand the ESG-related topics relevant to our business. This assessment included reviewing themes highlighted through stakeholder engagement, as well as our peer companies' ESG topics and industry trends. From this longer list, we further prioritized our material topics based on their importance to UEC's business and strategy.

Our Executive Team and other select members of UEC's management have reviewed the final list of material topics, which are as follows:

Governance:
- Corporate governance
- Diversity and inclusion
- ESG governance
- Business integrity and ethics

Environment:
- GHG emissions and energy management
- Air quality
- Water management
- Waste management
- Biodiversity management

Social:
- Workforce health and safety
- Human rights
- Talent and talent management
- Community relations



Drilling at Palangana project, Texas

GRI 2-22, 3-1, 3-2

OUR ESG GOALS

Governance

Conduct business with the utmost integrity, acting as a responsible corporate citizen in every action we take.

ACHIEVEMENTS IN FY22

- Hired VP of ESG & Sustainability and held the inaugural meeting of our Sustainability Committee of the Board.
- Conducted a materiality assessment and began implementing our corporate ESG program.
- Approved the Company's official Anti-Corruption Policy.

PLANS FOR FY23

- Achieve 30% female representation on our Board.

LONG-TERM OBJECTIVES

- Exercise strong risk management of ESG-related risks.

Social

Foster a culture of health and safety through prioritizing the wellbeing of our people and communities at all times.

ACHIEVEMENTS IN FY22

- Achieved zero total recordable injury and illness incidence rate.
- To date, contributed $40,153 USD towards scholarships supporting students to enter into Health Physics and related studies.

PLANS FOR FY23

- Obtain an industry-leading safety record.

LONG-TERM OBJECTIVES

- Obtain an industry leading safety record.
- Strive for a diverse workplace, across our employees and management, that represents our communities.
- Make a positive contribution to our communities.

Environment and Climate Change

Minimize our environmental impact through upholding the highest standards for environmental protection and risk management.

ACHIEVEMENTS IN FY22

- Quantified our Scope 1 and Scope 2 emissions for the Palangana ISR project and Hobson processing facility (Texas projects).
- As a step on the road to decarbonization, invested in a Texas wind farm project through carbon offsets, to achieve carbon neutrality for our Hobson hub-and-spoke operations.
- Developed and approved an EH&S policy, as well as a GHG emissions management and waste management protocol to enable better management of our environmental footprint.
- In the final regulatory stages of returning 68 acres of wellfield land to its owner through our land reclamation program.

PLANS FOR FY23

- Improve our GHG emissions tracking platforms across all operations in Texas. Create emissions inventory for Wyoming and Saskatchewan projects and begin tracking emissions.
- Conduct a climate risk assessment aligned with the recommendations of the Task Force on Climate-related Financial Disclosures.
- Begin development of a decarbonization roadmap for our Scope 1 and Scope 2 emissions, starting at our Texas facilities and eventually covering our entire operations.
- Begin to evaluate new carbon emissions reduction technologies for UEC production facilities.
- Incur zero significant environmental incidents or environmental fines.

LONG-TERM OBJECTIVES

- Achieve net-zero emissions for our U.S. ISR projects.
- Maintain zero reportable environmental incidents or environmental fines annually.



GOVERNANCE

Since our founding, UEC has been committed to the highest standards of corporate governance. To us, this means conducting business with transparency, accountability and integrity, and acting as a responsible corporate citizen in every action we take.

67%
of our directors and executive officers identify as ethnically diverse

Zero
reported violations of the Code of Business Conduct in FY22

GOVERNANCE

Our Approach

The Company adheres to the NYSE American Company guide for effective corporate governance, and we regularly review our practices to ensure our compliance. We have a suite of policies and programs to govern our actions and protect our systems, information and assets.

Corporate Governance

Effective corporate governance is essential to ensure organizational systems and practices are grounded in ethics and aligned to the interests of its shareholders and stakeholders. At UEC, our Board, which brings nearly 250 combined years of diverse industry experience, provides oversight of the management team, guiding our organizational strategy and growth while ensuring our effective management of risks.

UEC's Board is chaired by Spencer Abraham, who previously served as U.S. Secretary of Energy from 2001 to 2005, bringing extensive industry and political knowledge. The Board is comprised of six directors, four of whom are considered independent directors under the listing standards of the NYSE American company guide. Specific charters have been developed for the Board and its standing committees – Corporate Governance and Nominating, Audit, Compensation, and Sustainability – which set forth their roles and responsibilities and guide their actions. David Kong serves as the Company's lead independent director.

Role of the Board

Our Board of Directors' primary role is to strategically guide the Company and manage risk. This includes oversight of our ESG policies and practices and management of climate-related risks. The Board and its committees regularly discuss ESG governance and disclosure matters at their meetings. The Board also oversees the Company's overall strategic planning and approves our annual corporate objectives and incentive compensation for executives.

The Board's goal is to ensure we operate as a sustainable business, optimizing financial returns while effectively managing risk. ESG governance, risk oversight and disclosure are regular topics of discussion at Board and committee meetings. The Company's approach to ESG continues to grow and evolve in line with the needs, demands and expectations of our shareholders, regulators and stakeholders.

The Board has delegated oversight of certain ESG responsibilities to its committees and management, which report their findings and provide recommendations to the Board. As ESG is a cross-functional discipline encompassing a wide range of issues, and thus is relevant to all committees different aspects of our ESG performance fall under each of our committees and management. The committees work together with management to identify ESG issues most pertinent to the Company's business and its key stakeholders, and to help develop the policies and processes to integrate ESG into the Company's long-term strategy and risk management responsibilities.

The Governance Committee is responsible for monitoring diversity at the Board level, corporate governance practices and compliance with the Code of Conduct. In addition to oversight responsibility for the Company's annual financial statements and audits, the Audit Committee ensures that financial risks, compliance matters and ethics complaints are properly managed and addressed. The Compensation Committee oversees the goals and risks associated with the Company's compensation programs and oversees the equity holding policy and the clawback policy. The Sustainability Committee is responsible for, among other things, overseeing the Company's key environmental and sustainability objectives established by management and the Board.

For more information on our Board of Directors and individual profiles, please see our 10-K.

Director	Age	Tenure (years)	Committees
Spencer Abraham (Chair)	70	7	
Amir Adnani (President and CEO)	44	17	
David Kong (Lead Independent Director)	76	11	Audit (C), Compensation, Corporate Governance and Nominating, Sustainability (C)
Gloria Ballesta	47	4	Audit, Compensation, Sustainability
Vincent Della Volpe	80	15	Audit, Compensation (C), Corporate Governance and Nominating (C), Sustainability
Ganpat Mani	75	8	Corporate Governance and Nominating

Board Metrics

ETHICS	
Code of Business Conduct for directors, officers and employees	Yes

BOARD COMPOSITION AND INDEPENDENCE	
Size of Board	6
Independent directors	4
Separate Chair and CEO	Yes
Board meetings held in FY22	7
Average meeting attendance	5.7

BOARD RENEWAL AND DIVERSITY	
Annual election of directors	Yes
Average age of directors	65
Mandatory retirement age	No
Women board members	1
Board Diversity Policy	Yes

GRI 2-9, 2-11, 2-12

Corporate Governance and Nominating Committee

The Board's Corporate Governance and Nominating Committee identifies and recommends to the Board qualified candidates for Board membership, recommends the members and Chairperson for each Board committee, and periodically reviews and assesses the Company's corporate governance principles, making recommendations accordingly. The Committee is responsible for evaluating the size, composition, membership qualifications, scope of authority, responsibilities, reporting obligations and charters of each of the Board's committees.

The Committee helps to ensure appropriate governance, as well as aids in our Board in achieving its diversity goals.

Finally, the Committee sets out to ensure there are no conflicts of interest on the Board, through disallowing interlocking directorships. Interlocking directorships shall be deemed to occur if a senior executive officer of the Company serves on the board of or as a trustee of a company or institution that employs one or more directors (i.e., reciprocal directorships).

Diversity of Our Board and People

Fostering a culture of diversity and inclusion is a core value at UEC. Throughout its history, mining has been a predominantly male environment, with limited minority representation. At UEC, we strive to create a work environment where diversity of thought and experience is actively sought after, and the right to a safe, discrimination-free environment is protected.

This starts with our Board of Directors and Executive Team. We aim to attract and maintain company leadership that has an appropriate mix of diversity, skill and expertise. Our Diversity Policy guides our approach at the Board and Executive Team level, and our Corporate Governance and Nominating Committee is responsible for leading the recruitment and selection process.

The policy calls for all Board and executive officer appointments to be based on the candidate's merit, skill and experience, with due consideration given to the benefits of diversity. Characteristics considered include, but are not limited to, gender, age, ethnicity and culture. We also consider the Board and Executive Team's current level of diversity when recruiting and assessing candidates.

The Committee monitors the implementation and effectiveness of the Diversity Policy on an ongoing basis, regularly assessing any objectives that have been set and measuring our progress toward achieving them. The Committee decides annually whether to set diversity targets for Board and Executive Team appointments, recognizing that the selection of diverse candidates will depend on the pool of available candidates with the necessary skills, knowledge and experience.

As of July 31, 2022, our Directors identify as 67 percent diverse based on ethnicity and 17 percent female, and we have set a target to increase female representation on the Board to 30 percent in FY23. Our executive officers identify as 67 percent diverse based on ethnicity and 0 percent female. We will continue to consider how we can grow our pipeline of diverse talent within the organization, especially through middle management representation. At the end of FY22, our employee population consisted of 65 individuals across all operations, 29 percent of whom were female and 48 percent of whom identified as diverse based on ethnicity.

Although we are proud of the representation within our team, there is more progress to be made, especially with growing and retaining top female talent. We will continue to evaluate challenges and identify effective programs across the full talent lifecycle to increase and retain diverse talent and leaders at UEC.

ESG Governance

UEC is committed to ensuring the effective and diligent oversight and management of ESG risks and opportunities. As such, UEC's Board established a Sustainability Committee and, in FY22, hired a VP of Sustainability, reporting directly to our CEO, to ensure the proactive identification and management of ESG risks and opportunities. This new role complements and augments our existing senior leadership position of VP, EH&S.

ESG is considered the responsibility of every employee, at all levels of the organization, managed on a day-to-day basis. Regular reporting and discussions on ESG topics take place on a weekly, and often daily, basis among the Executive Team. ESG matters are discussed with the Board on an ongoing basis.

Role of the Board in ESG Governance

Our Board holds the highest level of oversight for ESG risk management. The Sustainability Committee was established in 2021 to assist the Board in fulfilling its oversight responsibilities relating to sustainability, including environmental, social, health and safety matters. The scope of oversight in these areas includes climate risk, corporate responsibility, stakeholder engagement, health and safety, environmental management and regulation, human rights, public policy matters and other duties as directed by the Board.

The Committee is composed of three members. The Board both appoints these members and designates the Committee Chair. Currently, David Kong serves as the Sustainability Chair.

Given this was the inaugural year, the Committee held its first meeting, which was attended by all members, to review the ESG strategy developed by our VP of ESG & Sustainability. The Committee will meet annually, at minimum, with additional meetings scheduled as needed.

The complete Sustainability Committee Charter can be found on the UEC website.

Executive Compensation and ESG

At UEC, we believe that linking a portion of executive compensation to ESG performance incentivizes the Company's leadership to prioritize sustainability along with other key business objectives. In FY22, our CEO and CFO set diverse short-term goals that covered strategy, growth, and ESG performance.

Twenty percent of the CEO's short-term incentive pay ("STIP") and 15 percent of the CFO's STIP were tied to metrics including our safety performance and progress in measuring our GHG emissions.

Business Integrity and Ethics

UEC's Code of Business Conduct provides principles to guide our directors, officers and employees in their daily business activities. We expect all personnel to be familiar with and comply with the Company's policies and procedures, as well as adhere to the highest ethical standards in all their business dealings. Personnel who violate a law, government regulation or our Code of Business Conduct face appropriate disciplinary action, which may include termination of employment for cause.

As of July 31, 2022, 100 percent of our employees have reviewed and confirmed their adherence to the UEC Code of Business Conduct. There were no reported violations of the code during FY22.

Whistleblower protection is addressed in UEC's Code of Business Conduct and is considered an important protection for any employee, officer, stockholder or third party who has a concern about the Company's business conduct. UEC will ensure the protection and anonymity of any whistleblower reporting a concern. UEC received no reports of wrongdoing of any kind during our FY22.

Our complete Code of Business Conduct can be found on the UEC website.

Anti-Corruption

UEC is committed to conducting business in an honest and ethical manner. As such, in July 2022, our Board of Directors approved the Company's Anti-Corruption Policy, which supplements our Code of Business Conduct, providing additional guidance to ensure that anyone acting on behalf of the Company conducts business with the highest standards of integrity.

The policy explicitly prohibits bribes, kickbacks, extortion, excessive gifts, facilitation payments, and political and charitable contributions made on behalf of the Company, as well as requiring adherence to applicable laws including the U.S. Foreign Corrupt Practices Act, Canada's Corruption of Foreign Public Officials Act, and all anti-corruption laws in any country where the Company operates.

UEC does not have production in countries with the highest level of corruption risk, as determined by the Transparency International Corruption Perception Index. Going forward, as with our Code of Business Conduct, we will require all personnel to read and confirm their understanding of and adherence to our Anti-Corruption Policy on an annual basis.

UEC's complete Anti-Corruption Policy can be found on our website.

Cybersecurity

In 2022, we strengthened our already robust cybersecurity system by implementing new controls to address potential vulnerabilities. While our new hybrid work model has not resulted in a more vulnerable IT infrastructure, we have increased our vigilance to ensure that only authorized users have access to our IT systems.

Examples of newly implemented controls and policies that span all of UEC's systems include the centralization of data on UEC servers to ensure visibility and redundancies are in place in the event of an attack and monthly educational emails to employees to remind them of best cybersecurity practices and warning of current cybersecurity threats. Further, an automated AI-drive anti-ransomware monitoring service has been deployed on production servers that will automatically take action when it detects bad actors making suspicious changes on the servers.

In FY22, UEC sustained no breach of data or IT infrastructure due to viruses or damage to hardware, business interruptions due to cyber attacks, losses from wire transfer fraud, telecommunication fraud or phishing fraud, or major unscheduled downtime caused by IT infrastructure.



UEC Hobson control panel



ENVIRONMENT

We are committed to adhering to the highest environmental standards and protecting the environment, which means minimizing our GHG emissions, reducing waste and having minimal impact on local biodiversity. Wherever possible, we employ ISR, which is the most cost-effective and environmentally friendly approach to uranium mining. Once our activities are complete, our goal is to return the land to the same (or better) condition.

20%
reduction in Scope 1 and 2 emissions relative to 2020

95%
of the groundwater used during the in-situ recovery process is recycled

ENVIRONMENT

Our Approach

Our approach to environmental management is governed by our EH&S Policy, overseen by the Board's Sustainability Committee and managed by the VP of EH&S. We ensure compliance with all applicable environmental laws and regulations, while actively working to minimize our environmental impact and our use of natural resources. Our management strategy consists of conducting operational evaluations, tracking and analyzing environmental performance data, and implementing best practices for the management of land, waste, water and biodiversity, as well as energy consumption and emissions. During FY22, we had no instances of non-compliance with laws or regulations, environmental or otherwise.

Our EH&S Policy outlines our commitments, which include to:

- Establish and follow operational procedures that ensure regulatory compliance.
- Minimize environmental impacts, including climate change, by aligning to industry best practices.
- Develop reduction strategies for energy consumption, air pollutants and all forms of waste.
- Foster innovation and integrate environmental sustainability considerations into our business decisions, strategies and performance goals.

UEC's complete EH&S Policy can be found on our website.

Tackling Our GHG Emissions

Under the leadership of our President and CEO, UEC has made decarbonizing our operations a priority. We aim to make the reduction of our GHG emissions a consideration in operational decision-making and to encourage our management team, employees and contractors to strive for emissions efficiencies where possible. We are committed to understanding our GHG emissions through the development of an emissions baseline for our U.S. ISR operations. We aim to develop an emissions reduction goal and a decarbonization roadmap that identifies near-term and long-term opportunities and strategies for reduction. We recognize this is a multi-year journey, which we commit to reporting on publicly through our annual sustainability disclosures.

OUR PROGRESS SO FAR

Our decarbonization journey began at the start of our FY22, when we hired a third party to quantify our total Scope 1 (direct) and Scope 2 (acquired energy) GHG emissions within our Texas operations. This process included identifying each of our individual emissions sources and creating an inventory of these sources and their emissions released in the year. We also began implementing energy efficiency measures at our Wyoming operations, starting with transitioning the entire lighting system to LED.

It is important to note that, like much of the uranium industry, we operated at a reduced pace to capture residual uranium only during the period the assessment was done. We expect our emissions to increase once we go into production; however, this assessment provides us a good baseline to begin to understand our emissions profile. From this baseline we will develop a decarbonization roadmap for our U.S. ISR projects, which will identify the best options for reducing our emissions.

UEC is committed to addressing the recommendations of the Task Force on Climate-Related Financial Disclosures (TCFD) to help our investors and other stakeholders understand how we evaluate and address climate-related risks and opportunities in our governance, strategy and risk management processes. We recognize that climate change is an important strategic imperative and we take our role and responsibility as an active partner in the journey to net zero.

We identify material risks to our business in our annual report and annual information form. We will continue to align our reporting with TCFD recommendations. In FY23, we will be conducting a climate-risk assessment, developing a decarbonization roadmap, and setting science-based targets to aligned to TCFD recommendations.



Overlooking UEC sites in Texas

SOURCES OF GHG EMISSIONS FOR OUR TEXAS OPERATIONS

Scope 1: Our Scope 1 emissions primarily relate to the use of gasoline-burning light vehicles and heavy-duty equipment vehicles, such as backhoes, tractors and forklifts. Fuel consumption is tracked through the use of gas cards and bulk fuel invoices. We also use diesel-powered generators as backup power.

Scope 2: Our Scope 2 emissions come from electricity purchased from the grid to run the Hobson Processing Plant and our ISR projects in Texas.

Scope 3: We do not currently quantify or report our Scope 3 emissions. In the future, we will evaluate our Scope 3 emissions in greater detail.

HOW WE'RE ADDRESSING OUR GHG EMISSIONS

As we work toward our long-term goal of net-zero emissions, we are taking actions that we consider stepping stones along the road to decarbonization. These include purchasing carbon credits to offset the emissions from our Texas operations. We purchased approximately 500 metric tons of CO_2 equivalent of offsets through an investment in the Capricorn Ridge 4 Wind Farm, which boasts 75 wind turbines generating renewable energy that feeds into the Texas grid. The project is independently verified through the Verified Carbon Standard Program, the world's most widely used voluntary GHG program.

Additionally, to address emissions at our Palangana project, we purchased renewable energy credits offered through the area's electricity utility. We pay a premium to ensure that all the electricity used at the site is from renewable sources.

Scope 1 and 2 Emissions by Location[1]
CO_2e (metric tons)


700
600
500
400
300
200
100
0
2020 2021 Corpus Christi[2]
2020 2021 Burke Hollow
2020 2021 Goliad
2020 2021 Palangana
2020 2021 Hobson
2020 2021 Total
Scope 1
Scope 2
20%
reduction in Scope 1 and 2 emissions (from 2020 to 2021)

1 The calculations are based on the calendar year.

2 Corpus Christi is a rental office space. At this time, our property manager does not meter individual units and therefore, we were unable to quantify our Scope 2 emissions for this space. Given our overall production, we believe our Corpus Christi office is a relatively small source of emissions compared to the Scope 1 and 2 emissions from our operations.



Aerial view of UEC's Palangana satellite facility

HIGHLIGHT

Spotlight on ISR

ISR recovers non-potable groundwater from uranium-hosted aquifers, pumps the uranium-rich groundwater through the processing plant and recycles the uranium-barren groundwater back through the uranium deposits. This method limits the disturbance of the surface area and local biodiversity. Once the process is complete, we restore both the groundwater and the soil to their original quality, or better, so the land can be reverted to its former use.

UEC holds the largest resource base of fully permitted ISR projects of any U.S.-based uranium producer. The six projects that comprise our Texas and Wyoming operations use the ISR method, and we will employ ISR at our two Paraguay sites, which are currently under development.

STEP 1 — IN-SITU RECOVERY PROCESS

On-site groundwater, fortified with gaseous oxygen, is pumped into the sandstone that contains the uranium through a pattern of injection wells. This bubbly solution dissolves the uranium deposits, separating the uranium from the sandstone. The uranium-rich water is then pumped back up to the surface through a series of production wells. The water is recycled to be used again in the process. To read more about our water management practices, see page 19.

STEP 2 — ION EXCHANGE PROCESS

An ion exchange system is used to separate the uranium from the water. During this process, the water flows through large ion exchange tanks, where the uranium is concentrated onto millions of synthetic resin beads. These beads are then transferred in a specially designed resin-hauling trailer to one of the Company's processing plants.

STEP 3 — STRIPPING

The synthetic resin beads are transferred to a stripping tank, where a salt water solution is used to strip the uranium from the resin beads.

STEP 4 — PRECIPITATION AND FILTRATION

The uranium solution then flows to a precipitation tank, where uranium crystals are formed. This is then put through a filter press, which separates the uranium solids from the liquid. These filter cloths and other equipment used in the recovery process, such as bag filters, piping, pumps and hoses, when no longer usable are classified as radiological, or byproduct, waste and must be sent to a licensed disposal facility for disposal.

STEP 5 — DRYING

The uranium is washed with fresh water and transferred it to a zero-emissions vacuum dryer in Texas, or calciner dryer in Wyoming, for further dewatering.

STEP 6 — PACKAGING

The dewatered uranium (U_3O_8), also known as yellowcake, is then packed in steel drums for safe transportation to a conversion refinery. The liquid byproduct waste – the leftover solution from the filter press – is injected into deep disposal wells in Texas, or into evaporation ponds in Wyoming, in compliance with government regulations.

CLICK HERE FOR MORE INFORMATION

ISR'S BENEFITS

ISR has little to no impact on the ground's surface area and local biodiversity, unlike conventional mining, which often requires digging large open pits.

ISR produces no tailings and significantly less solid waste than conventional mining. Both open pit and underground uranium mining produce radioactive tailings, consisting of crushed rock, water and processing additives, which need to be stored in long-term, often large-scale facilities. ISR produces only a small amount of radioactive or "byproduct" waste, which consists of the equipment used in the recovery process, such as cloth filters, pumps and hoses, and a minimal amount of sand. The volume of byproduct waste produced during ISR and processing is relatively small compared to the amount of tailings produced through conventional mining.

ISR does not require large volumes of freshwater compared to conventional mining. At both our Texas and Wyoming operations, the groundwater does not meet primary or secondary drinking water standards and is therefore non-potable. For both locations, we are able to recycle up to approximately 95 percent of the water used during ISR and restore it to its previous state. We recycle 75 percent of the water used during the restoration phase. For more details on our closed-loop water system, see page 19.

ISR is one of the safer, if not the safest, forms of mining utilized today. Workers are not required to work underground or in surface excavation areas, which greatly reduces the potential for accidents and exposure to radioactivity. Moreover, ISR does not release other potentially hazardous substances frequently associated with conventional mining, such as mercury and lead.

> "The flexibility afforded by ISR has allowed us not only to have operations with low greenhouse gas emissions but also operations that are preferred by stakeholders, including landowners and local communities, due to the limited disturbance caused to the land."
>
> – **Amir Adnani,** President and CEO



Palangana satellite plant, Texas

Water Management

Water is a critical component for our operations, and therefore, responsibly managing water is crucial to our business. UEC expects our management team, employees and contractors to be good stewards of the water we use in all phases of our operations, from exploration to restoration. Our operational sites do not face any withdrawal or scarcity risks and do not operate in regions with High or Extremely High Baseline Water Stress.

All of our ISR projects use ore-hosted groundwater that does not meet primary or secondary drinking water standards and should only be used for industry. Our goal is to restore the ore-hosted groundwater back to pre-mining concentrations of metals, metalloids, cations and anions and total dissolved solids. To do this, we use reverse osmosis ("RO"), a water purification process that uses pressurized membranes to separate ions, unwanted molecules and larger particles from affected water. After processing through the RO unit, the treated water – roughly 75 percent of the groundwater used – is returned to the affected aquifer through injection wells.

Additionally, our ISR processing plants employ a closed-loop water system, which recycles approximately 95 percent of the water used.

In compliance with applicable water usage and management laws and regulations, UEC is committed to:

- Managing water responsibly, striving to minimize impacts on water quality or quantity, protecting the ecosystems in which we work, and supporting equitable access to water.
- Creating water consumption baselines and reduction targets, tracking consumption data, and developing water reduction strategies.
- Recycling groundwater as much as feasible to ensure its preservation in the regions in which we operate.
- Evaluating processes for water efficiencies at the beginning of each phase of our operations.
- Disclosing our water usage annually.

UEC recycles approximately 95 percent of the groundwater during the production phase. However, during FY22, UEC was in standby phase. The water recovered from the wellfields during standby phase is not able to be recycled. Less water is used during standby; however, 100 percent of this water is disposed of in respective disposal wells.

The figures below represent our water consumption in standby phase at our Texas operations in FY22.

39,522 m^3
Total freshwater withdrawn

32,300 m^3
Total freshwater consumed

95%
of the groundwater used during the ISR phase is recycled

70–90%
of the water used in the restoration phase is recycled

Closed-loop Water System

IN-SITU RECOVERY


ION EXCHANGE
SATELLITE PLANT
100% FLOW
(6,000 GPM)
BLEED
1% FLOW
(60 GPM)
REVERSE OSMOSIS
CLEAN WATER
80% OF 1%
(48 GPM)
STORAGE POND
USES:
Drilling water
Resin transfer
Bicarbonate makeup
Filter backwash
FLOW CONTINUALLY RECIRCULATED
WELLFIELD
99% FLOW
(5,940 GPM)
BRINE
20% OF 1%
(12 GPM)
EVAPORATION POND
DISPOSAL WELL

RESTORATION – WELLFIELD


ION EXCHANGE
(URANIUM REMOVAL)
100% FLOW
(1,000 GPM)
SATELLITE PLANT
100% FLOW
REVERSE OSMOSIS
10% TO 30% FLOW
(100 TO 300 GPM)
EVAPORATION PONDS
DISPOSAL WELL
WELLFIELD
70% TO 90% FLOW
(700 TO 900 GPM)

*GPM stands for gallons per minute.

Waste Management

WASTE MANAGEMENT PROGRAM

At UEC, we've adopted a comprehensive approach for conserving resources and managing and reducing waste. In FY22, we developed a Waste Management Protocol to establish consistent practices focused on measuring, reducing, recycling and safely disposing of all of our different types of waste. With the launch of our waste management program in FY22, we focused on tracking and evaluating our waste streams and began implementing waste reduction programs.

The policy applies to the management of all types of generated solid and liquid wastes.

Zero

significant incidents associated with hazardous materials and waste management

25.02 MT

total byproduct waste

Zero MT

total weight of hazardous waste generated

Zero MT

total weight of solid waste (tailings or waste rock)

0.943 MT

non-hazardous solid waste*

RADIOLOGICAL WASTE OR BYPRODUCT

ISR operations do not produce mill tailings or waste rock. The ISR process does result in radiological or "byproduct waste," which consists of any material or equipment used in the recovery process that cannot be decontaminated, such as cloth filters, bag filters, piping, pumps, hoses and other materials. This waste must be labeled, handled, stored and properly disposed of in accordance with the Company's applicable radioactive material license, standard operating procedures, and state and federal guidelines.

Tailings are produced by the milling of uranium ore which consists of residues (the residual rock left after the uranium is recovered from the ore), mineral precipitates, sewage and processing chemicals. Tailings are required to be stored on site within engineered tailings management facilities. The annual tonnage of tailings produced is dependent on the ore grade and the production rate. Uranium mill tailings are radioactive, and in the U.S. are turned over after reclamation to the Department of Energy for long-term surveillance and maintenance.

Due to the minimal disturbance the ISR process has on the ground surface, the process results in no waste rock or tailings. This means reduced risk of tailings incidences or health and safety incidents involved in handling tailings.

> ISR operations do not produce mill tailings or waste rock.

Byproduct waste is labeled as contaminated trash and transferred to 20-cubic yard waste bins for shipment to a licensed facility for permanent disposal. Byproduct materials can also be temporarily stored in the site evaporation ponds. See more on decommissioning these ponds in the section Land Reclamation.

An important benefit of the ISR process is the difference in size and quantity of contaminated waste compared to conventional mining. Tailings, or waste from conventional mining, would typically need to be stored in 40-acre engineered, lined tailings cells, whereas byproduct can be stored in a 20-yard shipping container or in evaporation ponds, typically about 1 to 2 acres in size. Byproduct is only temporarily stored in a shipping container before it is shipped to a mill tailings facility for disposal. UEC has eight evaporation ponds at its Wyoming operations, totaling approximately 9 acres in size. The total amount of waste is significantly less, and the management of this waste is much easier and safer for the organization.

HAZARDOUS AND UNIVERSAL WASTE

Hazardous waste includes, but is not limited to, certain listed chemical waste, as well as objects such as batteries, pesticides, lamps and thermostats. All hazardous waste must be labeled, handled, stored and disposed of according to state and federal guidelines. For battery waste, UEC is preparing to partner with our local home improvement retailers to participate in recycling programs.

The Wyoming operations undertook a program to replace fluorescent lighting with LED light bulbs to reduce energy consumption and, therefore, took special care to recycle the fluorescent bulbs through a registered program. The total weight of each box shipped for recycling will be weighed, recorded and saved on site for annual metrics tracking when full.

SPECIALLY REGULATED WASTE

Specially regulated waste is a subset of hazardous waste, which includes used oils, paint sludge and cleaning solvents. All specially regulated waste must be labeled, handled, stored, recycled and disposed of consistent with state and federal guidelines. At our operations, used oil is stored in an approved container and is removed for recycling when necessary. The volume of used oil recycled will be recorded and saved on site for annual tracking metrics. UEC did not dispose of any specially regulated waste in FY22.

MUNICIPAL SOLID WASTE

Municipal solid waste is our everyday business waste, such as product packaging, bottles, food scraps and newspapers. UEC separates these items into recyclable and those intended for the landfill. As we operated at a reduced pace to capture residual uranium only during FY22, our overall waste was minimal.

It is the responsibility of all employees to ensure the proper disposal of all types of waste. Our EH&S leaders across all sites maintain the records required by law or regulation for all of these wastes and for the ultimate shipping off site for disposal. These staff are responsible for the oversight of our waste management program, maintaining contracts for service providers responsible for collecting the waste, and for ultimately ensuring that the waste has been disposed of appropriately.

When purchasing goods, all managers and supervisors must prioritize products that reduce or have a smaller negative impact on human health and the environment. This means purchasing products that are durable rather than disposable, have minimal packaging and are readily recyclable when discarded.

Air Quality

Protecting local air quality is crucial to the health and wellbeing of our employees and the communities where we operate. To that end, we routinely monitor air quality in and around our production facilities and projects to ensure our levels of radon and uranium radiation are well below allowable regulatory limits. Moreover, our closed-loop piping system keeps these particulates contained, rather than vented to the atmosphere during operation.

We regularly test the air within and around our facilities for particulates, including ambient air monitoring. Ambient air monitoring helps us measure the presence and concentration of specific substances, including radon. Additionally, when our projects are operating in Wyoming, we conduct sampling of the uranium calciner stack, which vents steam from the drying process, by collecting and analyzing representative samples of the stack emissions at the place of origin. Samples are analyzed for uranium particulate, other radionuclides, as well as CO_2, O_2, N_2 and H_2O.

At our Wyoming operations, we have continuous, automatic air monitoring stations inside the Central Processing Plant ("CPP") drying and packaging areas at 11 locations for the detection of uranium air particulate. We also have six air sampling stations located at the nearest residences and other locations outside the CPP that run on a 24-hour basis when the yellowcake dryers are operating. Radon and air particulate are also monitored monthly within both the CPP and satellite plant, whether or not the dryer is operating. Radon and gamma radiation are routinely monitored at 14 locations surrounding the Irigaray CPP and Christensen satellite and wellfields.

We report our levels of air particulate matter in an Effluent Report on a semi-annual basis to the relevant regulatory agencies.

Biodiversity Management

Minimizing our impact on the land, plants and animals in the areas where we operate is a top priority for UEC. When it comes to biodiversity management, we are guided by local regulations, with a commitment to minimizing our disturbance of the local biodiversity.

The ISR method we currently use results in significantly less land disturbance than underground or open pit mining. Therefore, our operational footprint in Texas and Wyoming is quite small compared to conventional mining. This is primarily due to the lack of tailings produced in the ISR process compared to conventional mining. Tailings facilities, which hold radioactive material, are often tens of acres in size and must be maintained indefinitely. ISR contains no tailings and, therefore, does not require this additional land. Further, none of our permitted sites are in or near areas that hold protected conservation status or endangered species habitat, according to U.S. federal guidelines.

At both our Texas and Wyoming operations, we have conducted biodiversity assessments to identify and understand the potential impacts to wildlife, fauna and flora. For both the Texas and Wyoming operations, no endangered or at-risk wildlife were identified.

Our Willow Creek Project is located outside the State of Wyoming greater sage-grouse core population area and defined connectivity corridors; however, UEC has current properties in core sage-grouse habitat designated areas in the Great Divide Basin. Therefore, we conduct annual wildlife surveys to monitor greater sage-grouse populations to ensure populations remain at a constant level. We also modify our activities during nesting seasons, to avoid active nesting areas. Five occupied and three unoccupied greater sage-grouse leks are within one mile of our Willow Creek Project, and habitats throughout the permit area are adequate to support greater sage-grouse year-round.

Our Wyoming team has been active in establishing designated core habitat areas to protect the species and its habitat. This support to the sage-grouse population is in accordance with an Executive Order mandated through the Wyoming Governor's office, which incentivizes development of the sage-grouse population outside the designated "core population areas" and establishes additional precautions for minimizing disturbance within core population areas.

In Texas, a third party conducts Ecological Assessments on all of our projects prior to wellfield and plant construction. UEC receives recommendations from these assessments pertaining to minimizing the fragmenting of contiguous patches or stands of mature brush or native grasses when routing access roads or locating ISR well sites and monitoring wells. We follow those recommendations to the best of our ability.

Land Reclamation

Land reclamation – returning the land and groundwater to its pre-mining condition after we've finished our activities – is an essential part of UEC's operations. We believe it is in the best interest of all stakeholders – UEC, the landowner, the community and the planet.

Once our work is complete, we undertake an extensive and lengthy restoration and reclamation program to ensure both water and soil quality meet regulatory standards, so the project can be returned to the landowner and reverted to its original use. In Wyoming, the majority of the land UEC works on was previously used for cattle grazing.

As of July 2022, our Wyoming operations were in the final regulatory stages of returning 68 acres of wellfield land to its owner, while another 300 acres is undergoing the reclamation process.

To restore the water quality in an affected aquifer, we treat the water using reverse osmosis and test for concentrations of all metals and non-metals. We typically analyze for a suite of 35 different chemical constituents in the groundwater pre-mining, post-mining and post-restoration. These consist of 17 major ions, 16 trace metals and 2 radionuclides (uranium and radium-226). Background concentrations of the majority of these constituents is typically met; other constituents that are not restored to background must meet the pre-mining quality of use before the restoration will be accepted as successful by the regulatory agencies. We submit all testing results to the state environmental regulatory agency for approval. After state approval, the U.S. Nuclear Regulatory Commission ("NRC") will also review and approve the results.

Once these agencies approve the groundwater restoration, we begin decommissioning the site. The recovery and injection wells and monitoring wells are sealed, the processing facilities and pipes are removed, and the ground surfaces are tested for both radium and uranium content to ensure levels don't exceed federal and state regulatory limits. We again submit our findings to state agencies. They complete an inspection that includes further sampling and, upon their approval, the results are submitted to the Nuclear Regulatory Commission for consensus. After final approvals, including that of the landowner, the affected land area is reclaimed with native plants and grasses. Once revegetation is successful, we return the land to its owner.

UEC is proud to be in the final regulatory stages of releasing 68 acres of reclaimed wellfield land, which has undergone rigorous decommissioning, soil testing, analysis of radionuclides and final reclamation, because it will be the first commercial-scale ISR reclamation approved and released for unrestricted use in Wyoming.

> "Our goal is to return the land to the landowner in the same or better condition than we found it, so they can continue to use the land for its original purpose. We want it to be like we were never there."
>
> – **Scott Schierman,** Health, Safety and Environment Manager for our Wyoming operations



Hobson Pond prior to reclamation



SOCIAL

At UEC, we know that our people and the communities in which we operate are the most important stakeholders for our organization. Our commitment to the health, wellbeing and fundamental rights of our stakeholders guides every corporate decision we make. We strive to keep health and safety risks as low as reasonably achievable, foster a culture of safety across the organization, and ensure that the rights of our employees and the communities where we operate are respected. Additionally, we expect our vendors, suppliers and partners to do the same.

Achieved

Zero

recordable injury and illness rate for UEC employees

7

scholarships awarded since inception of the UEC Scholarship Fund

Workforce Health and Safety

Recognizing the importance of the industry's strict health and safety regulations, our goal is to comply with all federal, state and local laws and regulations. The UEC Board approved an EH&S Policy in FY22, which provides overall objectives and guidance for our health and safety management. This policy has been built on our fundamental value of holding the health, safety and wellbeing of our people as a top priority.

Supporting this policy, at each site UEC has a number of operational procedures covering radiation safety, spills and leakage reporting, equipment training and emergency response procedures. There is also a company-wide injury and incident policy covered in the employee handbook which all employees are familiar with and with which they are required to comply.

Occupational health and safety is overseen by the Company's VP of EH&S. In support of providing a safe workplace, UEC commits to:

- Implement safety policies that meet or exceed our compliance obligations and foster injury-free work sites for our workers.
- Obtain an industry-leading safety record.
- Maintain a rigorous and disciplined radiation program to monitor and measure radiation doses while keeping doses as low as reasonably achievable.
- Provide safety training for all relevant aspects of our operations.
- Promote a strong safety culture through developing transparency and an effective feedback loop, and ensuring safety remains top of mind at all times.
- Proactively identify and address potential safety issues and concerns.
- Track and make safety data available to the public, while continually striving for improvement.

OUR CULTURE OF SAFETY

While it's crucial to implement protocols and standards, at UEC our approach to safety goes beyond simply following procedures. We proactively engage our workers in identifying potential hazards and developing solutions to address them. We encourage workers to stop work when they feel unsure or unsafe and to discuss potential safety hazards with their supervisors.

Training for employees on health and safety protocols is essential in assuring we employ best safety practices at all times. Although exact training hours have not been recorded for this fiscal year, UEC has provided training to staff on the following topics, as applicable to their role and responsibilities:

- Annual radiation safety training for all plant and wellfield employees
- Biannual Radiation Safety Officer training
- Radiation Safety Technician training
- Logging training
- Biennial first aid/CPR training
- Rig safety/inspections
- Annual U.S. Department of Transportation training/HazMat training

HEALTH AND SAFETY IN WYOMING

Industrial safety at our Willow Creek Project is regulated by the State of Wyoming under an agreement with the federal Occupational Health and Safety Association ("OSHA"). Safety begins with our employees, who have an important role to play by bringing all potentially hazardous situations to the attention of their supervisor or the Manager, EH&S. All injuries are recorded and reports are analyzed and tracked annually as required by OSHA.

To ensure all our workers and contractors are aware of potential hazards and what they can do to minimize risks, we perform job safety analysis on any non-routine tasks. Our workers also carry hazard identification cards, which they fill out at the beginning of any new task. The cards encourage workers to be aware of, identify and report potential accidents, so solutions can be implemented before an accident happens. This system minimizes the risk of our people getting hurt.

All new full-time employees receive 30 hours of health, safety and emergency response training, and all employees attend quarterly safety meetings which amount to an additional four to six hours of training per year.

> In 2021, the Wyoming Mining Association awarded our Willow Creek facility a third place Safety Award.

HEALTH AND SAFETY IN TEXAS

Employees are required to report all injuries to their supervisor, who then submits a report to the VP of EH&S. On an annual basis, all reports are analyzed and tracked as required by OSHA. We also have site-specific emergency procedures in place that identify the steps employees should take in the event of an emergency, such as snake bites, heart attacks, heat stroke or other emergencies.

While contractors in Texas are legally responsible for the health and safety of their own workers, because we consider proper health and safety imperative, we go the extra mile to hire a third party to assist our contractors with training and record-keeping requirements. These consultants do rig inspections and provide additional safety training to our contractors to ensure they receive the same level of safety information and training as our regular employees. The consultants complete inspection and training reports which are sent to both the contractors and UEC.

OUR PERFORMANCE

Given the nature of UEC's specialized industry, all of our employees are quite experienced, and we ensure strict management of health and safety risks. Therefore, we experience much lower injury rates than uranium companies not deploying ISR.

> For UEC employees, across our operations, we have had no lost workday cases in the last five years and no recordable injuries in more than three years.

Human Rights

Our commitment to human rights within our organization, our communities and our supply chain is a guiding principle for the way we operate. We respect the rights of the local communities in which we operate.

Our internal Human Rights Policy is aligned with the United Nations Universal Declaration of Human Rights, the International Covenant on Economic, Social and Cultural Rights, the International Covenant on Civil and Political Rights, the United Nations Guiding Principles on Business and Human Rights and the Organization for Economic Co-operation and Development Guidelines for Multinational Enterprises.

All UEC vendors, suppliers and partners are expected to comply with the principles found in our Human Rights Policy as they relate to the Company and our businesses. Additionally, we encourage our vendors, suppliers and partners to adopt similar policies within their own businesses. We also strive to ensure that human rights risks exposed to the Company are appropriately identified and either prevented or remediated, as possible.

UEC does not tolerate human rights violations of any kind. To date, there have been no human rights violations at UEC, and we are not aware of any known or suspected risks of human trafficking or slavery in our operations or supply chains. Should UEC uncover a violation of our Human Rights Policy, the responsible party will be subject to disciplinary action up to and including termination of employment, contract or supplier contract.

Our Human Rights Policy can be found on our website.

Talent and Talent Management

At UEC, our people are one of our top priorities. We believe in building our employees' skills and capabilities, and ensuring they have opportunities to grow within the organization.

Unfortunately, given the downturn in uranium prices over the last five years, UEC has maintained only a small staff to ensure we can continue to maintain and provide care for our operations and grow and expand our assets in preparation for anticipated market demand. Despite this smaller workforce, we have prioritized our team's growth and development by supporting access to professional learning, development and networking opportunities, upskilling programs and courses, and gaining or upkeeping designations. We are committed to providing a fair, living wage to all of our people.

Community Relations

INVESTING IN FUTURE TALENT

UEC, through U1A, established a scholarship fund, now known as the Uranium Energy Corp Scholarship Fund, to provide scholarships to students enrolled in the Environmental and Radiological Health Sciences Program at Colorado State University's ("CSU") College of Veterinary Medicine and Biomedical Sciences.

Since its inception, the scholarship has been awarded to seven recipients, with some of those students awarded twice, for a total of $40,153.

Recipients must be enrolled full-time, have a concentration in Health Physics, and maintain a minimum overall 3.5 GPA. Preference is given to students who demonstrate financial need as established by CSU's Office of Financial Aid. The college's Scholarship and Awards Committee selects the recipients.

For the 2022–23 academic year, the scholarship was awarded to Yuiko Chino, a doctoral student from Japan. Ms. Chino aspires to be a medical health physicist to help ensure the safe and peaceful use of nuclear technology.

> "You have given me more than your dollars. You have given me the freedom to dream and the opportunity to achieve my goals without worrying about financial problems. I'll make the most of this great opportunity to study radiation protection and radiation biology, as well as work on research projects at CSU. After graduation, I promise to use the knowledge and experience gained at CSU to [improve] nuclear technology and safety for society and the people."
>
> – **Yuiko Chino,** Doctoral student and UEC Scholarship recipient, Colorado State University



Scholarship recipient Yuiko Chino



ESG PERFORMANCE

- GRI Index
- SASB Index

GRI INDEX

Disclosure No.	Disclosure Description	Response	Report Reference
General Disclosures			
The organization and its reporting practices			
2-1	Organizational details	UEC is the fastest-growing supplier of the fuel for the green energy transition to a low carbon future. UEC is the largest diversified, North American-focused uranium company advancing the next generation of low-cost, environmentally friendly ISR uranium projects in the United States and high-grade conventional projects in Canada. The Company has two production-ready ISR hub and spoke platforms located in South Texas and Wyoming. These two production platforms are anchored by fully operational central processing plants and served by seven U.S. ISR uranium projects with all their major permits in place. The Company's operations are managed by professionals with a recognized profile for excellence, based on many decades of hands-on experience in the key facets of uranium exploration, development and mining. Information about our leadership and technical teams can be found on our website. Across all of our operations, UEC currently employs more than 60 people. UEC's principal offices are located at 500 North Shoreline Boulevard, Suite 800N, Corpus Christi, Texas, 78401; 109 North Poplar Street, Suite 260, Casper, Wyoming, 82601; and 1030 West Georgia Street, Suite 1830, Vancouver, British Columbia, Canada, V6E 2Y3.	About UEC
2-2	Entities included in the organization's sustainability reporting	Entities included in the organization's sustainability reporting include Uranium Energy Corp and its wholly owned subsidiaries as of July 31, 2022.	About This Report
2-3	Reporting period, frequency and contact point	The report shares the Company's ESG activities and performance for the fiscal year ending July 31, 2022, our goals and priorities for the fiscal year 2023 and beyond, and our values and commitment to adhering to ESG best practices. This is UEC's inaugural annual sustainability report. For questions about this report, please contact Katherine Arblaster at karblaster@uraniumenergy.com.	About This Report
Activities and workers			
2-6	Activities, value chain and other business relationships	UEC is the fastest-growing supplier of the fuel for the green energy transition to a low carbon future. UEC is the largest diversified, North American-focused uranium company advancing the next generation of low-cost, environmentally friendly ISR uranium projects in the United States and high-grade conventional projects in Canada. The Company has two production-ready ISR hub and spoke platforms located in South Texas and Wyoming. These two production platforms are anchored by fully operational central processing plants and served by seven U.S. ISR uranium projects with all their major permits in place. Our other diversified holdings of uranium assets include one of the largest physical uranium portfolios of U.S. warehoused triuranium octoxide, a major equity stake in the only royalty company in the sector, Uranium Royalty Corp, and a pipeline of resource-stage uranium projects in Arizona, Colorado, New Mexico and Paraguay.	About UEC
2-7	Employees	65 employees	Corporate Governance – Diversity of the Board and People
2-8	Workers who are not employees	18 contractors	

Disclosure No.	Disclosure Description	Response	Report Reference
Governance			
2-9	Governance structure and composition	The Board is made up of six directors, four of whom are considered independent of management, pursuant to the NYSE American Company Guide, Section 803. Specific charters have been developed for the Board and its four standing committees – Corporate Governance and Nominating; Audit; Compensation; and Sustainability – which set forth their roles and responsibilities and guide their actions.	Governance – Corporate Governance
2-10	Nomination and selection of the highest governance body	It is the role of the Board's Corporate Governance and Nominating Committee to identify and recommend to the Board of Directors individuals qualified to be nominated for election to the Board of Directors, recommend the members and Chairperson for each Board committee, and periodically review and assess the Company's corporate governance principles, making recommendations accordingly. The Committee is responsible for evaluating the size, composition, membership qualifications, scope of authority, responsibilities, reporting obligations and charters of each committee of the Board of Directors.	Governance – Corporate Governance and Nominating Committee
2-11	Chair of the highest governance body	UEC's Board is chaired by Spencer Abraham.	Governance – Corporate Governance
2-12	Role of the highest governance body in overseeing the management of impacts	Our Board of Directors' primary role is to strategically guide the Company and manage risk. This includes oversight of our ESG policies and practices and management of climate-related risks. The Board and its committees regularly discuss ESG governance and disclosure matters at their meetings. The Board also oversees the Company's overall strategic planning and approves our annual corporate objectives and incentive compensation for senior executives.	Governance – Role of the Board
2-13	Delegation of responsibility for managing impacts	UEC has established a Sustainability Committee of the Board, and has, in FY22, hired a VP, Sustainability & ESG, reporting directly to the CEO, to ensure the proactive identification and management of ESG risks and opportunities. This new role complements and augments our existing senior leadership position of VP, EH&S.	Governance – ESG Governance
2-14	Role of the highest governance body in sustainability reporting	Our Board holds the highest level of oversight for ESG risk management. In 2021, the Sustainability Committee of the Board was established to assist the Board in fulfilling its oversight responsibilities relating to sustainability, including environmental, social, health and safety matters. The scope of oversight in these areas includes climate risk, corporate responsibility, social impact, human rights, public policy matters, and other duties as directed by the Board. The Board oversees UEC's framework for developing environmental, social, health and safety policies and programs and periodically reviewing the Company's ESG performance and sustainability disclosures.	Governance – ESG Governance
2-15	Conflicts of interest	The Corporate Governance and Nominating Committee ensures there are no conflicts of interest on the Board, through disallowing interlocking directorships. Interlocking directorships shall be deemed to occur if a senior executive officer of the Company serves on the board of or as a trustee of a company or institution that employs one or more directors (i.e., reciprocal directorships).	Governance – Corporate Governance and Nominating Committee
2-16	Communication of critical concerns	Whistleblower protection is addressed in UEC's Code of Business Conduct and is considered an important protection for any employee, officer, stockholder or third party who has a concern about the Company's business conduct. UEC will ensure the protection and anonymity of any whistleblower reporting a concern. UEC received no reports of wrongdoing of any kind during our fiscal year 2022. Our complete Code of Business Conduct can be found on the UEC website.	Governance – Business Integrity and Ethics

Disclosure No.	Disclosure Description	Response	Report Reference
Strategy, policies and practices			
2-22	Statement on sustainable development strategy		Message from the CEO Our Material ESG Topics Our ESG Goals
2-23	Policy commitments		Governance – Business Integrity and Ethics Social – Human Rights
2-26	Mechanisms for seeking advice and raising concerns	Whistleblower protection is addressed in UEC's Code of Business Conduct and is considered an important protection for any employee, officer, stockholder or third party who has a concern about the Company's business conduct. UEC will ensure the protection and anonymity of any whistleblower reporting a concern. UEC received no reports of wrongdoing of any kind during our fiscal year 2022. Our complete Code of Business Conduct can be found on the UEC website.	Governance – Business Integrity and Ethics
2-27	Compliance with laws and regulations	During FY22, we had no instances of non-compliance with laws or regulations, environmental or otherwise.	Environment – Our Approach
Material Topics			
3-1	Process to determine material topics		Our Material ESG Topics
3-2	List of material topics		Our Material ESG Topics
Governance			
GRI 205: Anti-corruption			
3-3	Management of material topics		Governance – Corporate Governance – Business Integrity and Ethics
Environmental			
GRI 302: Energy			
3-3	Management of material topics		Environment – Tackling Our GHG Emissions
302-1	Energy consumption within the organization	1,638,421.2 GJ – Texas operations only	Environment– Tackling Our GHG Emissions

Disclosure No.	Disclosure Description	Response	Report Reference
GRI 303: Water and effluents			
3-3	Management of material topics		Environment – Water Management
303-1	Interactions with water as a shared resource		Environment – Water Management
GRI 304: Biodiversity			
3-3	Management of material topics		Environment – Biodiversity Management
304-1	Operational sites owned, leased, managed in, or adjacent to, protected areas and areas of high biodiversity value outside protected areas	At both our Texas and Wyoming operations, we conducted biodiversity assessments to understand the local wildlife, and identify any at-risk animals, fauna or flora to actively manage or monitor during our mining operations. For both operations, no endangered or at-risk wildlife was identified. Our Willow Creek Project is located outside the State of Wyoming greater sage-grouse core population area and defined connectivity corridors; however, UEC has current properties in core sage-grouse habitat designated areas in the Great Divide Basin. Therefore, we conduct annual wildlife surveys to monitor greater sage-grouse populations to ensure populations remain at a constant level.	Environment – Biodiversity Management
304-2	Significant impacts of activities, products and services on biodiversity	The ISR method we currently use results in significantly less land disturbance than underground or open pit mining. Our operational footprint in Texas and Wyoming is quite small compared to conventional mining.	Environment – Biodiversity Management
304-3	Habitats protected or restored	Once our work is complete, we do an extensive and lengthy restoration to ensure both water and soil quality meet regulatory standards, and the land can be returned to the landowner and reverted to its original use. In Wyoming, the majority of the land UEC works on was previously used for cattle grazing. As of July 2022, our Wyoming operation was in the final regulatory stage for approval of the reclamation of 68 acres of land, and another 300 acres are undergoing the reclamation process.	Environment – Land Reclamation
GRI 305: Emissions			
3-3	Management of material topics		Environment – Tackling Our GHG Emissions
305-1	Direct (Scope 1) GHG emissions	370.27 MT CO_2e (Texas operations only)	Environment – Tackling Our GHG Emissions
305-2	Energy indirect (Scope 2) GHG emissions	139.37 MT CO_2e (Texas operations only)	Environment – Tackling Our GHG Emissions
305-3	Other indirect (Scope 3) GHG emissions	N/A	Environment – Tackling Our GHG Emissions
305-5	Reduction of GHG emissions	20% decrease from 2020 to 2021. Texas operations only. From 2020 to 2022, we continued reduced operations to capture residual pounds of U_3O_8 only, and anticipate our overall emissions to increase as we enter production in the coming years. With this in mind, a top priority for UEC for FY23 and beyond is to develop a decarbonization roadmap for our U.S. ISR operations.	Environment – Tackling Our GHG Emissions

Disclosure No.	Disclosure Description	Response	Report Reference
GRI 306: Waste			
3-3	Management of material topics		Environment – Waste Management
306-1	Waste generation and significant waste-related impacts		Environment – Waste Management
306-2	Management of significant waste-related impacts		Environment – Waste Management
306-3	Waste generated	Total byproduct waste = 25.02 MT Total weight of solid (non-mineral) waste generated = 0.943 MT Total weight of hazardous waste generated = 0 MT	Environment – Waste Management
306-4	Waste diverted from disposal	Total waste diverted = 0 MT	Environment – Waste Management
306-5	Waste directed to disposal	Total byproduct waste = 25.02 MT Total weight of solid (non-mineral) waste = 0.943 MT	Environment – Waste Management
Social			
GRI 401: Employment			
3-3	Management of material topics		Social – Talent and Talent Management
GRI 403: Occupational health and safety			
3-3	Management of material topics		Social – Workforce Health and Safety
403-2	Hazard identification, risk assessment, and incident investigation		Social – Workforce Health and Safety
403-5	Worker training on occupational health and safety	Training for employees on health and safety protocols are essential in assuring we employ best safety practices at all times. Although exact training hours have not been recorded for this fiscal year, UEC has provided training to staff on the following topics, as applicable to their roles and responsibilities: annual Radiation Safety training for all plant and wellfield employees, biannual Radiation Safety Officer training, Radiation Safety Technician training, Logging training, First Aid/CPR every two years, Rig Safety/Inspections, Annual DOT training/HazMat training.	Social – Workforce Health and Safety

Disclosure No.	Disclosure Description	Response	Report Reference
GRI 405: Diversity and equal opportunity			
3-3	Management of material topics		Corporate Governance – Diversity of the Board and People
405-1	Diversity of governance bodies and employees	As of July 31, 2022, our directors identify as 67 percent diverse based on ethnicity and 17 percent female. For FY23, we have set a Board target to increase female representation to 30 percent. As of July 31, 2022, our executive officers identify as 67 percent diverse based on ethnicity and 0 percent female. At this time, we do not plan to expand the Executive Management Team; however, we will continue to look at how we can grow our talent pipeline of diverse peoples within the organization, especially through middle management representation. As at July 31, 2022, our employee population consisted of 65 individuals across all operations. At this time, 29% of our talent were female, and 48% of our employees identified as diverse based on ethnicity.	Corporate Governance – Diversity of the Board and People

SASB INDEX

Accounting Metric	Category	Unit of Measure	SASB Code	Response
Greenhouse Gas Emissions[1]				
Gross global Scope 1 emissions	Quantitative	Metric tons (MT) CO_2e	EM-MM-110a.1	509.64 MT CO_2e
Percentage of total scope 1 emissions covered under emissions-limiting regulations	Quantitative	Percentage	EM-MM-110a.1	0%
Discussion of long-term and short-term strategy or plan to manage emissions, emissions reduction targets, and an analysis of performance against those targets	Discussion and Analysis	N/A	EM-MM-110a.2	Our short-term goals (1-3 years) are to measure emissions, develop a decarbonization roadmap, and set emissions reduction targets aligned to the roadmap. Long-term goals (4+ years) are to deliver against the roadmap enabling us to decarbonize our operations fully (Scope 1 and 2).
Air Quality[2]				
Air emissions of the following pollutants: (1) CO (2) NOx (excluding N_2O) (3) SOx (4) Particulate matter (PM10) (5) Mercury (Hg) (6) Lead (Pb) (7) volatile organic compounds (VOCs)	Quantitative	Metric tons (MT)	EM-MM-120a.1	 (1) 543 MT (2) N/A[3] (3) N/A[3] (4) N/A[3] (5) N/A[3] (6) N/A[3] (7) N/A[3]

1 The reported values are for our Texas operations only.

2 Air emissions for NOx (excluding N_2O), SOx, particulate matter (PM10), mercury (Hg), lead (Pb) and volatile organic compounds ("VOCs") are not relevant to uranium mining. We measure radon and uranium emissions released from our operations into the environment which have remained lower than permissible limits.

For Hobson in 2021, background radon concentrations were measured at <0.210 pCi/L and releases from operations were far less. This means that there were no releases of radon to the environment from our operations. Background uranium sampling was measured at <1.0x10-16 uCi/mL and the releases from operations were <1.8x10-16 uCi/mL. This means that there was a release of 8.0x10-17 uCi/mL uranium to the environment. For Palangana in 2021, background radon concentrations were measured at <0.145 pCi/L and the highest monitoring release from operations was <0.225 pCi/L. This means that there was a release of <0.08 pCi/L of radon to the environment. Uranium particulate monitoring is not required at Palangana due to a closed-circuit process and no dryer on site. For Hobson and Palangana, the readings are low enough to be deemed as background or less.

At Willow Creek, the radon and air quality measurements for uranium are included in the semi-annual effluent reports submitted to the regulatory agencies. Effluent releases for first half 2022 were 1.4 curies compared to 1,480 curies/year which was listed in the license approval process. An environmental assessment concluded that the project would not significantly affect the quality of human health, safety and environment based on the 1,480 Ci/yr emission rate, given that the current emissions for the first half of 2022 are just 1.4 Ci.

3 Not relevant for UEC operations.

Accounting Metric	Category	Unit of Measure	SASB Code	Response
Energy Management[1]				
(1) Total energy consumed	Quantitative	GJ	EM-MM-130a.1	1,638,421.2 GJ (879,176.82 GJ from renewable sources; 759,244.38 GJ from non-renewable sources)
(2) Percentage grid electricity	Quantitative	Percentage	EM-MM-130a.1	100%
(3) Percentage renewable	Quantitative	Percentage	EM-MM-130a.1	53.66%
Water Management				
(1) Total fresh water withdrawn	Quantitative	Thousand cubic meters	EM-MM-140a.1	39.52 thousand cubic meters
(2) Total fresh water consumed[2]	Quantitative	Thousand cubic meters	EM-MM-140a.1	32.30 thousand cubic meters
(3) Percentage of each in regions with High or Extremely High Baseline Water Stress	Quantitative	Percentage	EM-MM-140a.1	0%
Number of incidents of non-compliance associated with water quality permits, standards and regulations	Quantitative	Number	EM-MM-140a.2	Five wells at the Texas sites are on excursion status due to the external influence of adjacent salt dome.[3]
Waste & Hazardous Materials Management				
Total weight of non-mineral waste generated[4]	Quantitative	Metric tons (MT)	EM-MM-150a.4	0.943 MT
Total weight of tailings produced[5]	Quantitative	Metric tons (MT)	EM-MM-150a.5	0 MT
Total weight of waste rock generated	Quantitative	Metric tons (MT)	EM-MM-150a.6	0 MT
Total weight of hazardous waste generated	Quantitative	Metric tons (MT)	EM-MM-150a.7	0 MT
Total weight of hazardous waste recycled	Quantitative	Metric tons (MT)	EM-MM-150a.8	0 MT
Number of significant incidents associated with hazardous materials and waste management	Quantitative	Number	EM-MM-150a.9	0

1 The reported values are for our Texas operations only.

2 UEC recycles approximately 95% of the groundwater during the production phase. The water recovered from the wellfields during "standby phase" is not recycled. Less water is used during standby; however, 100% of this water is disposed of in respective disposal wells.

3 Excursion status means that the water quality has exceeded the permissible limits in either conductivity, chlorides and/or alkalinity which are parameters used to detect if injection fluid is leaving the wellfield. In the case of these five wells, the adjacent salt dome that has very high chlorides and conductivity has moved toward our monitor wells because of the constant bleed that is maintained. UEC is taking weekly samples, as opposed to the bimonthly requirement, but remediation is a challenge since this is not the injection fluid and the water cannot be pulled back. UEC will continue to monitor these wells twice a week and track the water quality. At the start of the new year, UEC will request the Texas Commission on Environmental Quality ("TCEQ") to reassess the status of the wells and if sampling can be returned to the normal schedule.

4 UEC considers solid waste (apart from byproduct waste) as non-mineral waste. See GRI 306-3 on page 30 for more details.

5 The ISR process does not generate tailings. The waste generated through our processes is 11e2 byproduct waste. For more information on the ISR process and byproduct waste, see the Spotlight on ISR on page 17 and a description of our Waste Management on page 20.

Accounting Metric	Category	Unit of Measure	SASB Code	Response
Waste & Hazardous Materials Management (continued)				
Description of waste and hazardous materials management policies and procedures for active and inactive operations	Discussion and Analysis	N/A	EM-MM-150a.10	To guide waste and hazardous materials management for sites, UEC has Standard Operating Procedures, including an updated Waste and Hazardous Waste Materials Management Policy. See our Waste Management section of our Sustainability Report for further details.
Total weight of radiological waste (byproduct)[1]	Quantitative	Metric tons (MT)	N/A	25.02 MT
Biodiversity Impacts				
Description of environmental management policies and practices for active sites	Discussion and Analysis	N/A	EM-MM-160a.1	See the Environmental, Health & Safety Policy
Percentage of mine sites where acid rock drainage is (1) predicted to occur	Quantitative	Percentage	EM-MM-160a.2	0%
Percentage of mine sites where acid rock drainage is (2) actively mitigated	Quantitative	Percentage	EM-MM-160a.2	0%
Percentage of mine sites where acid rock drainage is (3) under treatment or remediation	Quantitative	Percentage	EM-MM-160a.2	0%
Percentage of (1) proven reserves in or near sites with protected conservation status or endangered species habitat[2]	Quantitative	Percentage	EM-MM-160a.3	0%
Percentage of (2) probable reserves in or near sites with protected conservation status or endangered species habitat	Quantitative	Percentage	EM-MM-160a.3	0%

1 Reporting on radiological waste (byproduct) is not a SASB disclosure requirement. However, since it is a type of waste that is generated through our processes, UEC is committed to monitoring and reporting on this waste stream. Willow Creek has not made any byproduct 11e2 shipments in 2022 and the byproduct bins are currently a little over half full. UEC will include the weight of byproduct waste from Willow Creek in our reporting when we officially send it to the disposal facility and can accurately report on tonnage.

2 Wyoming has been active in establishing Core Sage-Grouse Habitat designated areas and have established an Executive Order through the Governor's office to protect the species and its habitat. The Executive Order incentivizes development outside the designated "core population areas" and establishes additional precautions to be taken to minimize disturbance if development were to be undertaken in core population areas. UEC strictly follows the guidelines of the Executive Order and has current ISR operations in Core Sage-Grouse Habitat designated areas at the Great Divide Basin. For more information, see the Biodiversity Management section on page 21.

Accounting Metric	Category	Unit of Measure	SASB Code	Response
Security, Human Rights & Rights of Indigenous Peoples				
Percentage of (1) proven reserves in or near areas of conflict	Quantitative	Percentage	EM-MM-210a.1	0%
Percentage of (2) probable reserves in or near areas of conflict	Quantitative	Percentage	EM-MM-210a.1	0%
Percentage of (1) proven reserves in or near Indigenous land	Quantitative	Percentage	EM-MM-210a.2	0%
Percentage of (2) probable reserves in or near Indigenous land	Quantitative	Percentage	EM-MM-210a.2	0%
Discussion of engagement processes and due diligence practices with respect to human rights, Indigenous rights, and operation in areas of conflict	Discussion and Analysis	N/A	EM-MM-210a.3	We are committed to uphold the values outlined in the Universal Declaration of Human Rights ("UDHR"), including zero tolerance for human rights violations committed by our employees or any third parties acting on behalf of the Company, nor will we be complicit in any human rights abuses. We will take appropriate action if a human rights violation is reported. • Prohibit the use of any form of forced or compulsory labor, including child labor, both within our operations and in those of our suppliers. • Respect the rights, interests, culture and traditions of all stakeholders where we operate, including Indigenous peoples. • Engage with local communities, Indigenous peoples and other rights holders in an inclusive, respectful and culturally appropriate manner, with integrity and transparency. • Seek to understand local interests and concerns, such as land use practices, cultural heritage sites and resources, and Indigenous knowledge and customs, and consider these within our decision-making approach. • Develop and maintain strong relationships with the local communities in which we operate, including with Indigenous nations, founded in trust, respect and shared benefits. • Seek to support the social development of local communities, including through local procurement and sourcing, local training and hiring, and investments into community priority areas, as possible. • We respect the free, prior and informed consent (FPIC) of Indigenous peoples and their lands as best as possible, engaging in transparent and accountable engagement with communities.

Accounting Metric	Category	Unit of Measure	SASB Code	Response
Community Relations				
Discussion of process to manage risks and opportunities associated with community rights and interests	Discussion and Analysis	N/A	EM-MM-210b.1	We engage actively with communities to understand opportunities to support them. For more information, see Human Rights on page 24.
Number and duration of non-technical delays	Quantitative	Number, days	EM-MM-210b.2	0
Labor Relations				
Percentage of active workforce covered under collective bargaining agreements, broken down by U.S. and foreign employees	Quantitative	%	EM-MM-310a.1	0%
Number and duration of strikes and lockouts	Quantitative	Number, days	EM-MM-310a.2	0
Workforce Health & Safety				
(1) OSHA all-incidence rate (for employees)	Quantitative	Rate	EM-MM-320a.1	0
(2) Fatality rate	Quantitative	Rate	EM-MM-320a.1	0
(3) Near-miss frequency rate ("NMFR")[1]	Quantitative	Rate	EM-MM-320a.1	N/A
(4) Average hours of health, safety and emergency response training for (a) full-time employees and (b) contract employees	Quantitative	Rate	EM-MM-320a.1	For Texas: (a) 3.1 hours per full-time employee (b) 1.3 hours per contract employee For Wyoming: a) 8 to 10 hours per full-time employee[2] b) 24 hours per contract employee
Business Ethics & Transparency				
Description of the management system for prevention of corruption and bribery throughout the value chain	Discussion and Analysis	N/A	EM-MM-510a.1	Our corporate-wide Anti-Corruption Policy was approved by the Board in FY22. Training to take place in coming year for all employees.
Production in countries that have the 20 lowest rankings in Transparency International's Corruption Perception Index	Quantitative	Metric tons (MT) saleable	EM-MM-510a.2	0 MT

1 UEC will report on NMFR in the next reporting cycle.

2 Estimated average hours for annual health, safety and emergency response training.

Accounting Metric	Category	Unit of Measure	SASB Code	Response
Tailings Storage Facilities Management[1]				
Tailings storage facility inventory table: (1) Facility name (2) Location (3) Ownership status (4) Operational status (5) Construction method (6) Maximum permitted storage capacity (7) Current amount of tailings stored (8) Consequence classification (9) Date of most recent independent technical review (10) Material findings (11) Mitigation measures (12) Site-specific EPRP	Quantitative	Various	EM-MM-540a.1	UEC does not produce tailings.
Summary of tailings management systems and governance structure used to monitor and maintain the stability of tailings storage facilities	Discussion and Analysis	N/A	EM-MM-540a.2	N/A
Approach to development of Emergency Preparedness and Response Plans ("EPRPs") for tailings storage facilities	Discussion and Analysis	N/A	EM-MM-540a.3	N/A
Activity Metrics				
Production of (1) metal ores and (2) finished metal products	Quantitative	Metric tons (MT) saleable	EM-MM-000.A	No production this year as we continued reduced operations to capture residual pounds of U_3O_8 only.
(1) Total number of employees	Quantitative	Number	EM-MM-000.B	65 employees
(2) Percentage contractors	Quantitative	Percentage	EM-MM-000.B	28% For more information, see GRI 2-8 on page 26.

1 UEC considers solid waste (apart from byproduct waste) as non-mineral waste.



Uranium Energy Corp

Uranium Energy Corp
500 North Shoreline Ste. 800N
Corpus Christi, TX 78401

T: +1.361.888.8235
F: +1.361.888.5041